Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Pitney Bowes Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carried Forward Form Type	Carried Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid

	Equity	Common Stock, par value $1.00 per share	456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Preferred Stock, par value $50.00 per share	456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Preference Stock, no par value	456(b) and 457(r)				(3)	(3)
	Debt	Debt Securities	456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Depositary Shares (4)	456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Purchase Contracts	456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Warrants	456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Units	456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	(2)	—	(3)	—	—	—	—
	Total Fees Previously Paid				—	—	—	—	—	—	—	—
	Total Fee Offsets				—	—	—	—	—	—	—	—
	Net Fee Due				—	—	—	—	—	—	—	—
(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	An indeterminate aggregate offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.
(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.